EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS
*  Orders of $9.8 Million Strengthen Significantly on Sequential Basis;
*  Net Revenues, Gross Margin and Net Earnings Exceed Guidance

MOUNT LAUREL, NJ, May 4, 2016 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended March 31, 2016.

2016 First Quarter Summary

  First quarter 2016 bookings were $9.8 million, compared with fourth quarter 2015 bookings of $7.3 million, and first quarter 2015 bookings of $11.4 million; $2.0 million, or 20%, of first quarter 2016 bookings were derived from non-semiconductor test.
  First quarter 2016 net revenues were $8.6 million, compared with fourth quarter 2015 net revenues of $7.9 million, and first quarter 2015 net revenues of $10.2 million; $2.6 million, or 30%, of first quarter 2016 net revenues were derived from non-semiconductor test.
  First quarter 2016 gross margin was $4.1 million, or 47%. This compares with fourth quarter 2015 gross margin of $3.6 million, or 46%, and first quarter 2015 gross margin of $4.9 million, or 48%.
  First quarter 2016 net earnings were $81,000, or $0.01 per diluted share. This compares with fourth quarter 2015 net earnings of $33,000, or $0.00 per diluted share, and first quarter 2015 net earnings of $438,000, or $0.04 per diluted share.
  Cash and cash equivalents were $25.0 million at March 31, 2016, compared with $25.7 million at December 31, 2015.

2016 First Quarter Share Repurchase
During the first quarter of 2016, the Company purchased 114,688 shares of inTEST stock under its repurchase program, authorized in December 2015, bringing the total shares repurchased under the plan to 156,020. The cost of first quarter repurchased shares totaled approximately $471,000, including fees paid to the Company's broker of $3,000.

Robert E. Matthiessen, president and chief executive officer, commented, "We are pleased to report better than expected financial results for our first quarter, with net revenues, gross margin and net earnings all exceeding our guidance. Orders strengthened significantly during the quarter, increasing 34% sequentially. Growth for the quarter was led by our newly reorganized EMS Products division, driven in part by strength in the automotive sector of the semiconductor market, as well as demand created by the next generation smart phone. "

Mr. Matthiessen added, "We continue our focus on the optimization of operations to control costs and enhance margins. During the first quarter we restructured our Mechanical and Electrical Product segments into the new EMS Products division, thereby reducing operating losses and improving our overall profitability. Our long-term objectives center on diversified growth through acquisition, and the evolution of inTEST Corporation into a broad-based industrial test company as we continue to execute on our differentiated product strategy."

2016 Second Quarter Financial Outlook
inTEST expects that net revenues for the second quarter of 2016 will be in the range of $9.5 million to $10.5 million and that financial results will range from $0.03 to $0.07 per diluted share. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2016 First Quarter Investor Conference Call / Webcast Details (Wednesday May 4, 2016 at 5:00 p.m. EDT)
inTEST management will host a conference call today at 5:00 p.m. Eastern Daylight Time. The conference call will address the Company's 2016 first quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 p.m. EDT on May 4, 2016 is (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 86262428. Please reference the inTEST 2016 Q1 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2016 First Quarter Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The company will address as many questions as possible on the conference call.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 Repurchase Plan, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2016	3/31/2015	12/31/2015
Net revenues	$ 8.647	$10,188	$ 7,939
Gross margin	4,067	4,918	3,611
Operating expenses:
Selling expense	1,335	1,487	1,348
Engineering and product development expense	991	942	905
General and administrative expense	1,645	1,807	1,517
Operating income (loss)	96	682	(159)
Other income (expense)	28	(11)	5
Earnings (loss) before income tax expense	124	671	(154)
Income tax expense (benefit)	43	233	(187)
Net earnings	81	438	33

Net earnings per share - basic	$0.01	$0.04	$0.00
Weighted average shares outstanding - basic	10,390	10,465	10,482

Net earnings per share - diluted	$0.01	$0.04	$0.00
Weighted average shares outstanding - diluted	10,404	10,484	10,498

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2016	12/31/2015
Cash and cash equivalents	$24,951	$25,710
Trade accounts receivable, net	5,336	4,395
Inventories	3,454	3,520
Total current assets	34,352	34,264
Net property and equipment	1,015	1,112
Total assets	39,906	39,984
Accounts payable	1,365	909
Accrued expenses	2,810	3,124
Total current liabilities	4,224	4,059
Noncurrent liabilities	-	-
Total stockholders' equity	35,682	35,925

###